Exhibit 8.1

July 31, 2015

Board of Directors
Trans-Lux Corporation
445 Park Avenue, Suite 2001
New York, New York 10022

Re:       Registration Statement on Form S-1, as amended

We have acted as counsel to Trans-Lux Corporation, a Delaware corporation (“Trans-Lux”), in connection with the distribution to holders of its common stock of rights (each a “Right” and collectively, the “Rights”) to subscribe for new shares of Trans-Lux Series B Convertible Preferred Stock (“Series B Shares”) as described in a prospectus included as part of a registration statement on Form S-1 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”).

For purposes of rendering our opinion, we have reviewed the Registration Statement and such other documents and records as we have deemed necessary or appropriate and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion expressed below.  In addition, we have assumed that the Rights will be distributed in the manner described in the Registration Statement and that the statements concerning the Rights offering in the Registration Statement, other than the statements being opined upon herein, are true, correct and complete.

Our opinion is based on the relevant provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, legislative history, judicial authority and published rulings.  These authorities are subject to change at any time, in some circumstances with retroactive effect, or interpreted differently by the Internal Revenue Service (the “IRS”), and we can provide no assurance as to the effect that any change or contrary interpretation may have on our opinion.

Based upon the foregoing, and subject to the limitations set forth in the Registration Statement, we confirm that the description under the heading “Material United States Federal Income Tax Consequences” in the prospectus contained in the Registration Statement is our opinion as to the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the Rights and the receipt, ownership, sale or conversion of the Series B Shares received upon exercise of the basic subscription right or, if applicable, the over-subscription right.

We express no opinion as to any United Stated federal income tax consequences of the Rights offering other than the opinion set forth above.  We also express no opinion with respect to the tax consequences of the Rights offering under any state, local or non-U.S. tax law.

July 31, 2015

An opinion of counsel is not binding on the IRS or the courts, and there can be no assurance that the IRS or a court would not take a contrary position with respect to our opinion.

This opinion is furnished to you solely for use in connection with the Rights offering and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under the caption “Material United States Federal Income Tax Consequences” in the prospectus contained in the Registration Statement.  In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP